PROSPECTUS and	PRICING SUPPLEMENT NO. 9
PROSPECTUS SUPPLEMENT, each	Dated March 5, 2015
Dated April 17, 2014, as supplemented	Registration Statement No. 333-195332
by Supplement No. 1 dated September 10, 2014	Filed Pursuant to Rule 424(b)(2)

U.S. $20,000,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES F

Due 9 Months or More from Date of Issue

$500,000,000 Floating Rate Senior Notes Due March 1, 2017

The Medium-Term Notes offered hereby will be Floating Rate Notes and senior securities as more fully described in the accompanying Prospectus, Prospectus Supplement and Supplement No. 1 and will be denominated in U.S. Dollars.

CUSIP / ISIN:	24422ESV2 / US24422ESV29

Date of Issue:	March 10, 2015

Maturity Date:	March 1, 2017

Principal Amount:	$500,000,000

Interest Rate Basis:	USD-LIBOR-Reuters
	(Reuters Page LIBOR01)

Index Maturity:	3-Month

Spread:	LIBOR + 13 bps

Initial Interest Determination Date:	March 6, 2015

Initial Interest Rate:	The interest rate in effect for the initial interest period is based on an interpolated rate between 2-Month USD LIBOR and 3-Month USD LIBOR + 13 bps.

Day Count Convention:	Actual/360, Adjusted

Interest Reset Dates:	Quarterly on the 1st (or next business day) of March, June, September and December, commencing June 1, 2015 (short first coupon) and ending on the maturity date.

Interest Determination Dates:	Two London Business Days preceding such Interest Reset Date

Interest Payment Dates:	Quarterly on the 1st (or next business day) of March, June, September and December, commencing June 1, 2015 (short first coupon) and ending on the maturity date.

Interest Payment Date Convention:	Modified Following, Adjusted

Redemption Provisions:	None

Price to Public:	100.000% plus accrued interest from March 10, 2015

Plan of Distribution:	Name	Principal Amount Of Notes
	Deutsche Bank Securities Inc.	$150,000,000
	HSBC Securities (USA) Inc.	150,000,000
	Merrill Lynch, Pierce, Fenner & Smith Incorporated	150,000,000
	BBVA Securities Inc.	16,667,000
	BNP Paribas Securities Corp.	16,667,000
	Loop Capital Markets LLC	16,666,000
	Total	$500,000,000

The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.900% plus accrued interest from March 10, 2015 if settlement occurs after that date.